Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Acquires Wema System AS

Hampton, VA, June 2, 2014 – Measurement Specialties, Inc. (NASDAQ: MEAS), (the “Company”), a global designer and manufacturer of sensors and sensor-based systems, announced today the completion of the acquisition of the capital stock of Wema System AS (“Wema”), a leader in the development, manufacture and supply of fuel and AdBlue/DEF level and quality sensors for heavy duty vehicles (both on- and off-road), for approximately $114.5 million. The acquisition closed on May 30, 2014.

Frank Guidone, the Company’s CEO commented, “The adoption of SCR (selective catalytic reduction) within the global heavy duty market, and the associated added sensor content, including in-tank level, heating, and quality sensors, has been a key focus area of the Company for quite some time. The addition of Wema accelerates our revenue model and provides exciting integration synergy potential. For calendar year 2014, we expect Wema to generate approximately $120 million in sales and approximately $11 million in EBITDA, based on awarded, in-production business. With synergies and ramping production, we expect the deal to contribute approximately $20 million in incremental EBITDA to FY16 (excluding restructuring charges). With revenue largely secured through 2017 (for both Wema and MEAS SCR), the focus now shifts to securing business in support of Euro6c, which should provide high visibility through 2020. Additionally, Wema’s access to target heavy duty OEMs should provide additional cross-selling opportunities. For the balance of fiscal 2015, we expect Wema to contribute roughly $100 million in sales; consequently we are raising our fiscal 2015 sales guidance to approximately $540 million.”

Bjorn Frivik, Wema CEO commented, “We are very excited about the Wema/MEAS combination. MEAS brings excellent technology with complimentary capability in key areas and the industrial fit is ideal. The integration will allow us to provide unparalleled performance and value to our target customers, improving our ability to serve this exciting market. As a private equity-backed company (Wema was formerly a portfolio company of Norvestor’s Fund V), we knew this day would eventually come. Norvestor has been an excellent partner, enabling Wema to globalize, grow and develop the product portfolio. Joining MEAS will allow this business combination to build upon and accelerate that progress.”

The Company will host an investor conference call on Tuesday, June 3, 2014 at 10:00 AM Eastern to answer questions regarding the transaction.  US dialers: (877) 407-9210; International dialers (201) 689-8049.  Interested parties may also listen via the Internet at: www.investorcalendar.com.  The call will be available for replay for 30 days by dialing (877) 660-6853 (US dialers); (201) 612-7415 (International dialers), and entering the conference ID 13583944, and on Investorcalendar.com.

About Measurement Specialties: Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

Measurement Specialties Inc. • 1000 Lucas Way • Hampton, VA 23666 • www.meas-spec.com

About Wema:

Wema is a global business, headquartered in Bergen, Norway and has six wholly-owned subsidiaries worldwide located in North America, Switzerland, Thailand, India, China; Wema employs approximately 350. Wema is a leader in the development, manufacture and supply of Fuel and AdBlue / DEF level and quality sensors for on-road and off-road commercial vehicles. Wema is a Tier 1 supplier to the world’s largest OEMs with an installed base of products and systems totaling more than 15 million.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  as “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", " believe", "future prospects", or similar expressions.  Factors that might cause actual results to differ materially from the expected results described in or underlying our forward-looking statements include: Conditions in the general economy, including risks associated with the current financial crisis and worldwide economic conditions and reduced demand for products that incorporate our products; Competitive factors, such as price pressures and the potential emergence of rival technologies; Compliance with export control laws and regulations; Fluctuations in foreign currency exchange and interest rates; Interruptions of suppliers’ operations or the refusal of our suppliers to provide us with component materials, particularly in light of the current economic conditions and potential for suppliers to fail; Timely development, market acceptance and warranty performance of new products; Changes in product mix, costs and yields; Uncertainties related to doing business in Europe and China; Legislative initiatives, including tax legislation and other changes in the Company’s tax position; Legal proceedings; Compliance with debt covenants, including events beyond our control; Conditions in the credit markets, including our ability to raise additional funds or refinance our existing credit facility; Adverse developments in the automotive industry and other markets served by us; and risk factors listed from time to time in the reports we file with the SEC.  The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this release.

Company Contact: Mark Thomson, CFO, (757) 766-4224

*****End of Press Release*****

Measurement Specialties Inc. • 1000 Lucas Way • Hampton, VA 23666 • www.meas-spec.com